                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                           CALIFORNIA COASTAL COMMUNITIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                      CALIFORNIA COASTAL COMMUNITIES, INC.
                         6 EXECUTIVE CIRCLE, SUITE 250
                            IRVINE, CALIFORNIA 92614

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1999

                             ---------------------

    The annual meeting of stockholders (the "Annual Meeting") of California Coastal Communities, Inc., a Delaware corporation (the "Company") will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on May 18, 1999, commencing at 9:00 a.m. local time, to consider and act upon the following:

        (1) To elect five directors of the Company, each for a term of one year.

        (2) To consider and vote upon two (2) amendments to the Company's Amended and Restated Certificate of Incorporation to effect a 1:100 reverse stock split which will cash out approximately 11,200 odd-lot stockholders who each hold either beneficially or of record less than 100 shares, and who, in the aggregate, hold approximately 235,300 shares (only 2% of all outstanding shares), immediately followed by a 100:1 forward stock split which is intended to preserve the current stock price per share on the Nasdaq National Market.

        (3) To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

        (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Holders of record of the Company's Common Stock at the close of business on April 9, 1999 will be entitled to receive notice of, and to vote at the Annual Meeting, or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                                 [LOGO]

                                          Sandra G. Sciutto

                                          SENIOR VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER
                                          AND SECRETARY

Irvine, California
April 9, 1999

       THE BOARD OF DIRECTORS OF CALIFORNIA COASTAL COMMUNITIES, INC. RECOMMENDS THAT YOU VOTE FOR THE FOREGOING PROPOSALS.

       YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                      CALIFORNIA COASTAL COMMUNITIES, INC.
                         6 EXECUTIVE CIRCLE, SUITE 250
                            IRVINE, CALIFORNIA 92614

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                                                   April 9, 1999

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of California Coastal Communities, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on May 18, 1999, at 9:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the related proxy card are first being sent to the Company's stockholders on or about April 16, 1999.

                       ACTION TO BE TAKEN UNDER THE PROXY

    At the Annual Meeting, the holders of shares of the Company's Common Stock, par value $.05 per share (the "Common Stock") will be asked to consider and vote upon (i) the election of Messrs. Burnaman, Matlin, Pacini, Sabin and Talbot to the Board; (ii) the approval of two (2) amendments to the Company's Amended and Restated Certificate of Incorporation to effect a 1:100 reverse stock split which will cash out approximately 11,200 odd-lot stockholders who each hold either beneficially or of record less than 100 shares and who, in the aggregate, hold approximately 235,300 shares (only 2% of all outstanding shares), immediately followed by a 100:1 forward stock split which is intended to preserve the current stock price per share on the Nasdaq National Market; and
(iii) the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.

    All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournments thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR approval of the proposals set forth in the Notice of Annual Meeting of Stockholders. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

    Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                               PROXY SOLICITATION

    The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The

Company has retained Reinhard Associates to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm will aggregate approximately $3,500 plus out-of-pocket costs and expenses.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Company's Common Stock at the close of business on April 9, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting with respect to all matters properly presented at the Annual Meeting. Holders of the Common Stock are entitled to one vote for each share held on each such matter at the Annual Meeting. A stockholders' list will be available for examination by stockholders at the Annual Meeting.

    At the Record Date, there were 11,477,610 shares of Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting is required to elect the directors. The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Annual Meeting, is required to approve the proposed amendments to the Company's Amended and Restated Certificate of Incorporation to effect the reverse and forward stock splits. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for its fiscal year ending December 31, 1999.

    A proxy submitted by a stockholder may indicate that all or a portion of the shares of Common Stock represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such non-voted shares will count for purposes of determining the presence of a quorum.

    The following table sets forth, as of April 9, 1999, the name and address of each person believed to be a beneficial interest holder of more than 5% of the Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of April 9, 1999, owned beneficially more than 5% of the Company's outstanding Common Stock.

                                       NAME AND ADDRESS OF                      AMOUNT AND NATURE OF   PERCENT OF
TITLE OF CLASS                     BENEFICIAL INTEREST HOLDER                   BENEFICIAL OWNERSHIP      CLASS
-----------------  -----------------------------------------------------------  ---------------------  -----------
Common Stock       ING Baring (U.S.) Capital Corporation                           1,930,684 shares(1)      16.8%
                   667 Madison Ave.
                   New York, NY 10021
Common Stock       Credit Suisse First Boston                                      1,439,551 shares(2)      12.5%
                   Uetlibergstrasse 231
                   P.O. Box 900
                   CH-8045 Zurich, Switzerland
Common Stock       Wheelabrator Technologies Inc.                                  1,226,608 shares(3)      10.7%
                   4 Liberty Lane West
                   Hampton, NH 03842
Common Stock       Merrill Lynch & Co., Inc.                                       1,038,259 shares(4)       9.0%
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, NY 10281
Common Stock       Lone Star Securities Fund, L.L.C.                                 785,100 shares(5)       6.8%
                   600 North Pearl St., Ste. 1550
                   Dallas, TX 75201

------------------------

(1) According to Schedule 13D, Amendment No. 1 dated July 23, 1998, ING Baring (U.S.) Capital Corporation is the beneficial owner of 1,930,684 shares.

(2) According to Schedule 13G, Amendment No. 2 dated February 16, 1999, Credit Suisse First Boston is the beneficial owner of 1,439,551 shares.

(3) According to Form 3 dated September 10, 1997, Wheelabrator Technologies Inc. ("Wheelabrator") is the beneficial owner of 1,226,608 shares. The Company has entered into an option agreement with Wheelebrator for repurchase of these shares. See "Certain Relationships and Related Transactions."

(4) According to Schedule 13G, dated February 12, 1999, Merrill Lynch & Co., Inc. is the beneficial owner of 1,038,259 shares.

(5) According to Schedule 13G dated August 18, 1998, Lone Star Securities Fund, L.L.C. is the beneficial owner of 785,100 shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of Thomas W. Sabin, Jr. (Chairman), Phillip R. Burnaman II, David J. Matlin, Raymond J. Pacini and
J. Thomas Talbot. Under the Restated Certificate of Incorporation and the Amended Bylaws of the Company, the five members of the Board of Directors have each been elected for one year. The directors to be elected at the 1999 Annual Meeting will be elected for a one-year term expiring in 2000.

    Upon recommendation of the Nominating Committee, the Board of Directors has nominated Messrs. Burnaman, Matlin, Pacini, Sabin and Talbot, whose current terms expire at the 1999 Annual Meeting, for election as directors. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

    Information about the nominees for election as directors and the incumbent directors, including biographical and employment information, is set forth below:

NOMINEES FOR ELECTION AS DIRECTORS

    Phillip R. Burnaman II, 39, has been a Director of the Company since September 1997. Mr. Burnaman has also been Managing Director and head of the New York Proprietary Trading Desk of ING Barings (U.S.) Capital Corp., which is a subsidiary of the ING Group, an Amsterdam-based banking, investment banking and insurance institution since 1994. Mr. Burnaman was also a whole loan commercial mortgage trader of Citicorp Securities prior to 1994.

    David J. Matlin, 37, has been a Director of the Company since September 1998. Mr. Matlin is a Managing Director at Credit Suisse First Boston in New York, NY, where he is head of the Global Special Situations group. Mr. Matlin has been at Credit Suisse First Boston since 1994 where he is responsible for the firm's long-term proprietary investments in this area.

    Raymond J. Pacini, 43, has been a Director, President and Chief Executive Officer of the Company since May 1998. Since prior to 1994, he was Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Pacini is also a director of Metalclad Corporation, a company in the business of waste treatment, asbestos removal and insulation installation.

    Thomas W. Sabin, Jr., 41, has been a Director of the Company since September 1997. Mr. Sabin is also President of Thomas Sabin, Inc. and Manager and Vice President of GSSW-REO, L.L.C., a real estate limited liability company. From prior to 1994 until 1996, Mr. Sabin formed and operated GSSW, L.P., a limited partnership, the purpose of which was to acquire real estate assets from the Resolution Trust Corporation. Mr. Sabin is also former President of Southmark Equities Corporation.

    J. Thomas Talbot, 63, has been a Director of the Company since August 1993. Mr. Talbot has also been owner of The Talbot Company, an investment and asset management company since prior to 1994. Mr. Talbot was also Chief Executive Officer of HAL, Inc., the parent company of Hawaiian Airlines prior to 1994 and is a Director of The Hallwood Group, Inc., a corporate rescue firm; Fidelity National Financial, Inc., a title company; and Metalclad Corporation.

    Information about the beneficial ownership of the Common Stock as of April 9, 1999 by each nominee, director, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group is set forth below:

                                                                     SHARES OF       PERCENT OF
NAME AND BENEFICIAL INTEREST HOLDER                               COMMON STOCK(1)     CLASS(2)
----------------------------------------------------------------  ----------------  -------------
Thomas W. Sabin, Jr. (3)........................................        100,000           *
Raymond J. Pacini (4)...........................................        235,731            2.03%
J. Thomas Talbot (5)............................................         10,000           *
Sandra G. Sciutto (6)...........................................         25,000           *
                                                                        -------
Directors and Executive Officers as a group (6 persons including
  the above named)..............................................        370,731            3.16%
                                                                        -------
                                                                        -------

------------------------

(1) Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are exercisable and not subject to termination within 60 days.

(2) These percentages are calculated assuming the conversion of all securities convertible within 60 days into Common Stock, which are held by the executive officer or director listed above but not those held by others. Asterisks indicate beneficial ownership of 1% or less of the class.

(3) Includes options to purchase 100,000 shares (50% of 200,000 total shares subject to options) of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options will vest 50% on May 20, 1999, and 50% on May 20, 2000, and are subject to certain restrictions on disposition.

(4) Includes 100,000 shares granted in May 1998 under a restricted stock grant and options to purchase 132,997 shares (70% of 189,996 total shares subject to options) of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options are vested or will vest 30% on April 28, 1999, and 30% on April 28, 2000, and are subject to certain restrictions on disposition.

(5) Includes options to purchase 10,000 shares (50% of 20,000 total shares subject to options) of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options will vest 50% on June 9, 1999, and 50% on June 9, 2000, and are subject to certain restrictions on disposition.

(6) Includes options to purchase 25,000 shares (50% of 50,000 total shares subject to options) of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan and which options will vest 50% on June 9, 1999, and 50% on June 9, 2000, and are subject to certain restrictions on disposition.

BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors met eight times during 1998. All of the then incumbent directors attended at least 75% of the meetings of the Board and committees of the Board during the periods that they served. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 1998, the Audit Committee met four times, the Compensation Committee met three times and the Nominating Committee met three times.

    The Audit Committee consists of Messrs. Burnaman, Sabin, and Talbot, with Mr. Talbot serving as Chairman. It is responsible for recommending the firm to be appointed as independent auditors to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent auditors; reviewing with management and the independent auditors the Company's year-end operating results; considering the adequacy of the internal accounting control procedures of the Company; reviewing the non-audit services to be performed by the independent auditors and considering the effect of such performance on the auditors' independence.

    The Compensation Committee consists of Messrs. Burnaman and Matlin, with Mr. Burnaman serving as Chairman. It is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company and its subsidiaries.

    The Nominating Committee consists of Messrs. Burnaman, Sabin and Talbot, with Mr. Sabin serving as Chairman. It is responsible for the nomination of persons for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Stockholder recommendations may be sent to the Nominating Committee, Attention: Secretary, California Coastal Communities, Inc., 6 Executive Circle, Suite 250, Irvine, California 92614.

                                   PROPOSAL 2
        DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A
               FORWARD STOCK SPLIT OF THE COMPANY'S COMMON STOCK

SUMMARY

    The Board of Directors has authorized, and recommends for your approval, a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split of the Company's Common Stock. As permitted under Delaware state law, stockholders whose shares of stock are converted into less than one (1) share in the reverse split will receive cash payments equal to the fair value of those fractional interests. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Transaction." We also refer (i) to our record holders of Common Stock as reflected on the books of the Company's transfer agent (including record holdings held in street name through a nominee such as a broker or a bank); and
(ii) to our beneficial holders of Common Stock whose shares are held in street name through a nominee such as a broker or bank as "stockholders".

    If approved, the Transaction will take place on June 18, 1999. In order to complete the Transaction, a majority of the stockholders entitled to vote at the Annual Meeting must approve two (2) amendments to the Company's Amended and Restated Certificate of Incorporation (the "Charter"). We attach the proposed amendments to the Company's Charter to this proxy statement as APPENDIX A.

    The highlights of the Transaction are as follows.

                             EFFECT ON STOCKHOLDERS

    If approved at the Annual Meeting, the Transaction will affect the Company's stockholders as follows after completion:

                                                        NET EFFECT AFTER
    STOCKHOLDER AS OF JUNE 18, 1999                  TRANSACTION COMPLETION

Stockholders holding 100 or more shares None of Common Stock in a record or beneficial account

Stockholders holding fewer than 100      Shares will be cashed out at a price based on
shares of Common Stock including record  the trading value of the shares at that time
stockholders who hold Common Stock       (see "Determination of Trading Value" below).
directly in their names, and beneficial  You will not have to pay any commissions or
stockholders who hold Common Stock in    other fees to the Company or the exchange
street name through a nominee (such as   agent on this cash-out. Holders of these
a bank or broker).                       shares will not have any continuing equity
                                         interest in the Company.

                          REASONS FOR THE TRANSACTION

    The Board recommends that the stockholders approve the Transaction for the following reasons, among other things (as described in detail under "Background and Purpose of the Transaction" below):

                 ISSUE                                 PROPOSED SOLUTION

As a result of various merger, spinoff   The Transaction will reduce the number of
and restructuring transactions           record and beneficial holders with small
involving the Company and corporations   accounts and result in significant cost
that previously controlled or were       savings for the Company.
affiliated with the Company, there are
a large number of small holders of the
Company's Common Stock. Approximately
11,200 stockholders hold fewer than 100
shares of Common Stock in either their
record or beneficial accounts.
Continuing to maintain accounts for
these stockholders has cost and will
continue to cost the Company
approximately $130,000 per year.

In many cases it is more expensive for   The Transaction cashes out record and
stockholders with fewer than 100 shares  beneficial stockholders with small accounts
to sell their shares on the open         without transaction costs such as brokerage
market.                                  fees. However, if these stockholders do not
                                         want to cash out their holdings of the
                                         Company's Common Stock, they may purchase
                                         additional shares on the open market to
                                         increase their record or beneficial account to
                                         at least 100 shares, or, if applicable,
                                         consolidate/transfer their holdings in record
                                         or beneficial accounts prior to June 18, 1999
                                         so that at least 100 shares are held in the
                                         same way.

STRUCTURE OF THE TRANSACTION

    The Transaction includes both a reverse stock split and a forward stock split of the Company's Common Stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 p.m. EDT on June 18, 1999. All stockholders on June 18, 1999 will receive one (1) share of Common Stock for every 100 shares of Common Stock held in their record or beneficial accounts at that time. Any stockholder who holds fewer than 100 shares of Common Stock in a record or beneficial account at 6:00 p.m. EDT on June 18, 1999 (also referred to as a "Cashed-Out Stockholder"), will receive a cash payment instead of fractional shares. This cash payment will be based on the trading value of the cashed-out shares at that time. (See "Determination of Trading Value" below for a description of how the trading value will be determined upon completion of the Transaction.) Immediately following the reverse split, at 6:01 p.m. EDT on June 18, 1999, all stockholders who are not Cashed-Out Stockholders will receive 100 shares of Common Stock for each share of stock they were entitled to receive after the reverse stock split. If a stockholder holds 100 or more shares, any fractional share in the account will not be cashed out after the reverse split and the total number of shares held in that account will not change as a result of the Transaction.

    In general, the Transaction can be illustrated by the following examples:

         HYPOTHETICAL SCENARIO                               RESULT

Mr. A is a stockholder who holds 99      Instead of receiving a fractional share
shares of Common Stock in EITHER his     ( 99/100 of a share) of Common Stock after the
record or beneficial account as of 6:00  reverse split, Mr. A's 99 shares will be
p.m. EDT on June 18, 1999. At that       converted into the right to receive cash.
time, assume the trading value of (one)  Using the hypothetical trading value of $6.50
1 share of the Company's Common Stock    per share, Mr. A will receive $643.50 ($6.50 X
is $6.50 (see "Determination of Trading  99 shares). Note: If Mr. A wants to continue
Value" below).                           his investment in the Company, he can buy at
                                         least one (1) more share of Common Stock and
                                         hold it in his record or beneficial account.
                                         Mr. A would have to act far enough in advance
                                         of June 18, 1999 so that the purchase is
                                         complete by the close of business on that
                                         date.

Mrs. B has two (2) record or beneficial  Mrs. B will receive cash payments equal to the
accounts. As of June 18, 1999, she       trading value of her shares of Common Stock in
holds 50 shares of the Company's Common  each account instead of receiving fractional
Stock in one account and 70 shares of    shares ( 1/2 share and 7/10 share). Assuming a
Common Stock in the other.               hypothetical trading value of the Company's
                                         Common Stock at $6.50 per share, Mrs. B would
                                         receive two checks totaling $780 (50 X $6.50 =
                                         $325; 70 X $6.50 = $455; $325 + $455 = $780).
                                         Note: If Mrs. B wants to continue her
                                         investment in the Company, she can consolidate
                                         her two record or beneficial accounts prior to
                                         June 18, 1999. In that case, her holdings will
                                         not be cashed out in connection with the
                                         Transaction because she will hold at least 100
                                         shares in one record or beneficial account.
                                         She would have to act far enough in advance so
                                         that the consolidation is complete by the
                                         close of business on June 18, 1999.

Mr. C holds 150 shares of the Company's  After the Transaction, Mr. C will continue to
Common Stock in his record or            hold all 150 shares of the Company's Common
beneficial account as of June 18, 1999.  Stock.

BACKGROUND AND PURPOSE OF THE TRANSACTION

    The Company has a large base of stockholders who hold less that 100 shares principally as a result of various merger, spinoff and restructuring transactions occurring between 1986 and 1997 and involving predecessor and affiliate corporations that were widely held public companies. In these transactions, small amounts of the Company's Common Stock were distributed to the wide stockholder base of these other public companies.

    As of April 9, 1999, approximately 11,200 stockholders of the Company's Common Stock owned fewer than 100 shares. At that time, these stockholders represented approximately 89% of the total number of stockholders of the Company, but they only owned, beneficially or of record, approximately 2% of the total number of outstanding shares.

    The Transaction will provide these stockholders with fewer than 100 shares with a cost-effective way to cash out their investments, because the Company will pay all transaction costs such as brokerage or service fees in connection with the Transaction. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Transaction, however, eliminates these problems for most small stockholders.

    Moreover, the Company will benefit from substantial cost savings as a result of the Transaction. The costs of administering each stockholder's account is the same regardless of the number of shares held in each account. Therefore, the Company's costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. In 1999, we expect that each stockholder will cost the Company approximately $11.50 for transfer agent fees and the printing and postage costs to mail the proxy materials and annual report, with additional costs for record holders. We expect that these costs will only increase over time.

    In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with approximately 11,200 small stockholder accounts with fewer than 100 shares of the Company stock. We expect that we will reduce the total direct cost of administering stockholder accounts by approximately $130,000 per year if we complete the Transaction.

    The Company may in the future pursue alternative methods of reducing its stockholder base, whether or not the Transaction is approved, including odd-lot tender offers and programs to facilitate sales by stockholders of odd-lot holdings. However, there can be no assurance that the Company will decide to engage in any such transaction. Furthermore, the Company has been advised that historical rates of participation for odd-lot repurchase programs is often significantly less than 50% of such holders.

EFFECT OF THE TRANSACTION ON STOCKHOLDERS

    STOCKHOLDERS WITH RECORD OR BENEFICIAL ACCOUNTS OF FEWER THAN 100 SHARES:

    If we complete the Transaction and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 100 shares of Common Stock in a record or beneficial account immediately prior to the reverse stock split):

    - You will not receive a fractional share of the Company's Common Stock as a result of the reverse split.

    - Instead of receiving a fractional share of Common Stock, you will receive cash equal to the trading value of your affected shares. See "Determination of Trading Value" below.

    - After the reverse split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company's assets, earnings, or profits. In other words, you will no longer hold your cashed-out shares, you will just have the right to receive cash for these shares.

    - You will not have to pay any service charges or brokerage commissions in connection with the Transaction.

    - As soon as practicable after June 18, 1999, you will be entitled to receive cash for the Common Stock you held in your record or beneficial account immediately prior to the reverse split in accordance with the procedures described below.

    - All cash amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

    - You will not receive any interest on cash payments owned to you as a result of the transaction.

    Stockholders With Certificated Shares:

    If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a letter of transmittal from the Company as soon as practicable after June 18, 1999. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company's exchange agent, which will be named in the letter of transmittal, in exchange for a cash payment to you. You will not receive your cash payment until you surrender your outstanding certificate(s) to the exchange agent together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. If your shares are held beneficially through a broker, commercial bank or other nominee, you should follow the instructions provided by such nominee to effect the exchange of your stock holdings for cash. For further information, see "New Stock Certificates" below.

    Stockholders With Book-Entry Shares:

    - Many of the Company's stockholders hold their shares of Common Stock in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

    - If you are a Cashed-Out Stockholder who holds shares in a book-entry account, you do not need to take any action to receive your cash payment. Your brokerage account will be credited for the amount of your cash payment as soon as practicable after June 18, 1999.

    NOTE:If you want to continue to hold Common Stock in the Company after the Transaction, you may do so by taking either of the following actions far enough in advance so that it is complete by June 18, 1999:

       (1) purchase a sufficient number of shares of Common Stock on the open market and have them consolidated with your record or beneficial account so that you hold at least 100 shares in your record or beneficial account immediately prior to the reverse split; or

       (2) if applicable, consolidate your record or beneficial accounts so that you hold at least 100 shares of the Common Stock in one record or beneficial account immediately prior to the reverse split.

    STOCKHOLDERS WITH 100 OR MORE SHARES:

    If you are a record or beneficial holder with 100 or more shares of Common Stock in your record or beneficial account as of 6:00 p.m. EDT on June 18, 1999, we will first convert your shares into one hundredth ( 1/100) of the number of shares you held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m. EDT, we will reconvert your shares in the forward stock split into 100 times the number of shares you held after the reverse split, which is the same number of shares you held before the reverse split. For example, if you were a record holder of 250 shares of Common Stock immediately prior to the reverse split, your shares would be converted to 2.5 shares in the reverse split and back to 250 shares in the forward split. As a result, the Transaction will not affect the number of shares that you hold if you hold 100 or more shares of Common Stock in your record or beneficial account immediately prior to the reverse split. You will receive a request to surrender your stock certificate(s) with a properly executed letter of transmittal to the Company's exchange agent in order to receive a new certificate bearing the Company's new CUSIP number after the transaction. For further information, see "New Stock Certificates" below.

DETERMINATION OF TRADING VALUE

    In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who hold fewer than one (1) share in a record or beneficial account after the reverse split, under Delaware state law, the Company may either arrange for the sale of these fractional shares or pay cash for their fair value. If stockholders approve this proposal at the Annual Meeting and the Transaction is completed, the Board of

Directors will elect either to arrange for the Company's exchange agent to sell these fractional shares on the open market, or to have the Company pay cash for the fractional shares based on the trading value of the Company's Common Stock that is cashed out. The Board will make this decision, in its sole discretion, as soon as practicable after the Annual Meeting and will publicly announce its decision in a press release. The details of each of the Board's options and the manner of determining trading value under each option are summarized in the following chart:

                OPTION                           DETERMINATION OF TRADING VALUE

Purchase of Fractional Shares: The       The Cashed-Out Stockholders would receive cash
Company may decide to purchase the       equal to the trading value of the shares they
fractional shares from the Cashed-Out    held immediately prior to the reverse split in
Stockholders.                            record accounts with fewer than 100 shares of
                                         Common Stock. The trading value of each
                                         outstanding share of Common Stock at that time
                                         would be based on the average daily closing
                                         price per share of Common Stock on the Nasdaq
                                         National Market for the ten (10) trading days
                                         immediately before and including June 18,
                                         1999, without interest.

Arrange for the Sale of Fractional       As soon as practicable after June 18, 1999,
Shares in the Open Market: The           the exchange agent would sell the aggregated
fractional shares of the Cashed-Out      fractional shares of the Cashed-Out
Stockholders may be aggregated and sold  Stockholders at the prevailing prices on the
by the Company's exchange agent, on      open market. The sale would be executed on the
behalf of the Cashed-Out Stockholders.   Nasdaq National Market through one or more
                                         firms in round lots to the extent practicable.
                                         The Company expects that the exchange agent
                                         would conduct the sale in an orderly fashion
                                         at a reasonable pace. Based on the average
                                         daily trading volume for the Common Stock on
                                         the Nasdaq National Market in a recent 90-day
                                         period, the Company expects that it would take
                                         at least 40 business days to sell all of the
                                         aggregated fractional shares. If the exchange
                                         agent attempts to sell these shares too
                                         quickly, it could hurt the sales price for the
                                         shares. There can be no assurance as to the
                                         sales price that the exchange agent would
                                         receive for the aggregated fractional shares.

                                         After completing the sale of all the
                                         aggregated fractional shares, the exchange
                                         agent would make a cash payment (without
                                         interest) equal to each Cashed-Out
                                         Stockholder's proportionate interest in the
                                         net proceeds from the sale of the aggregated
                                         fractional shares. The Company would pay all
                                         of the commissions and other out-of-pocket
                                         transaction costs in connection with the sale.
                                         Until the proceeds of the sale have been
                                         distributed, the exchange agent would hold the
                                         proceeds in trust for the Cashed-Out
                                         Stockholders. As soon as practicable after the
                                         determination of the amount of cash to be paid
                                         in place of fractional shares, the exchange
                                         agent would pay the cash to the Cashed-Out
                                         Stockholders as described above in "Effect of
                                         Transaction on Stockholders".

EFFECT OF THE TRANSACTION ON THE COMPANY

    The Transaction will not affect the public registration of the Company's Common Stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Transaction will affect the Company's application for continued listing of the Company's Common Stock on the Nasdaq National Market.

    The Company's Charter currently authorizes the issuance of 18 million shares of Common Stock. The number of authorized shares of Common Stock will not change as a result of the Transaction. On April 9, 1999, there were 11,477,610 shares of the Company's Common Stock issued and outstanding. If the Board elects to arrange for the sale of the Cashed-Out Stockholders' fractional shares on the open market, there will be no effect on the number of issued and outstanding shares of Common Stock. On the other hand, if the Board elects to purchase the fractional shares of the Cashed-Out Stockholders, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split. Under this second option, based on our best estimates if the Transaction had taken place as of April 9, 1999, the number of outstanding shares of Common Stock would have been reduced by the Transaction from 11,477,610 to approximately 11,242,310 or by approximately 235,300. In addition, the number of holders of Common Stock would have been reduced from approximately 12,600 to 1,400 or by approximately 11,200 stockholders.

    We have no current plans to issue Common Stock other than pursuant to the Company's existing stock plans. Unless legally required to do so, we will not seek further stockholder authorization before issuing Common Stock. Stockholders will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are specifically granted to the stockholders.

    If the Board of Directors opts to purchase the fractional shares from the Cashed-Out Stockholders, the total number of shares that will be purchased and the total cash to be paid by the Company are unknown. However, if the Transaction had been completed as of April 9, 1999, when the average daily closing price per share of the Company's Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding and including such date was $6.41, then the cash payments that would have been issued to Cashed-Out Stockholders instead of fractional shares would have been approximately $1.5 million, with approximately 235,300 shares purchased by the Company. The actual amounts will depend on the number of Cashed-Out Stockholders on June 18, 1999, which will vary from the number of such stockholders on April 9, 1999. In addition, we do not know what the average daily closing price per share of Common Stock on the Nasdaq National Market for the ten (10) trading days prior to and including June 18, 1999 will be or, if applicable, what the net proceeds of the sale of the aggregate fractional shares by the exchange agent will be.

    The par value of the Company's Common Stock will remain at $.05 per share after the Transaction under either option available to the Board under Delaware law.

NEW STOCK CERTIFICATES

    In connection with the Transaction, the Company's Common Stock will be identified by a new CUSIP number. This new CUSIP number will appear on any stock certificates representing shares of Common Stock after June 18, 1999. Any stockholder with 100 or more shares immediately prior to the reverse split will receive a letter of transmittal with instructions on how to receive a certificate bearing the new CUSIP number. Please do not send your certificates until you receive your letter of transmittal. After June 18, 1999, an old certificate presented to an exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

    As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Transaction is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company's exchange agent before they can receive cash payment for those shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    We have summarized below certain federal income tax consequences to the Company and stockholders resulting from the Transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received the Company's Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

    The federal income tax consequences to stockholders will depend in part on whether the Board chooses to arrange for the sale of the Cashed-Out Stockholders' fractional shares on the open market, or to purchase these fractional shares directly. See "Determination of Trading Value" above. The tax consequences of these alternatives are discussed below.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS
  WHO ARE NOT CASHED OUT BY THE TRANSACTION:

    If you (1) continue to hold Common Stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Transaction.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED-OUT STOCKHOLDERS:

1. If the Company's Board Chooses to Arrange for Sale of the Fractional Shares on the Open Market.

    If you are entitled to receive cash as a result of the Transaction, you will recognize capital gain or loss in an amount equal to the difference between the cash you are entitled to receive in the Transaction and your aggregate adjusted tax basis in the shares of Common Stock cashed out, provided you have held such stock for the required period of time. See "Maximum Tax Rates Applicable to Capital Gain" below.

2.  If the Company's Board Chooses to Purchase the Fractional Shares Directly.

    If you are entitled to receive cash as a result of the Transaction, your tax consequences will depend on whether, in addition to being entitled to receive cash, you or a person or entity related to you continues to hold Common Stock immediately after the Transaction, as explained below.

    If you (1) are entitled to receive cash in exchange for a fractional share as a result of the Transaction, (2) you do not continue to hold any Common Stock immediately after the Transaction, and (3) you are not related to any person or entity which holds Common Stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you are entitled to receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

    If you (1) are entitled to receive cash in exchange for a fractional share as a result of the transaction, and (2) either continue to hold Common Stock immediately after the transaction, or are related to a person or entity who continues to hold Common Stock immediately after the Transaction, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your right to receive cash either (i) is "not essentially equivalent to a dividend," or (ii) is a "substantially disproportionate redemption of stock," as described below.

    - "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Transaction is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

    - "Substantially Disproportionate Redemption of Stock." The right to receive cash in the Transaction will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Transaction is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Transaction.

    In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See "Maximum Tax Rates Applicable to Capital Gain" below.

MAXIMUM TAX RATES APPLICABLE TO CAPITAL GAIN:

    Under current law, your net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

    As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, capital loss or some combination of dividend and capital gain income to you depending on your individual circumstances. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

APPRAISAL RIGHTS

    Dissenting stockholders do not have appraisal rights under Delaware state law or under the Company's Charter or Bylaws in connection with the Transaction.

RESERVATION OF RIGHTS

    The Board of Directors reserves the right to abandon the Transaction without further action by the stockholders at any time before the filing of the Charter amendments with the Delaware Secretary of State, even if the Transaction has been authorized by the stockholders at the Annual Meeting.

    THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL, UNLESS YOU SPECIFY OTHERWISE IN YOUR PROXY.

                                   PROPOSAL 3
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the 1999 fiscal year and hereby requests stockholders to ratify such appointment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

COMPENSATION OF DIRECTORS

    The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors of the Company are entitled to receive compensation of $30,000 per year, with no additional fees for attendance at Board or committee meetings. Messrs. Burnaman and Matlin declined such compensation during 1998. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.

    CONSULTING AGREEMENT. Pursuant to an independent contractor consulting agreement effective February 1, 1998, Mr. Sabin receives a consulting fee equivalent to $120,000 per year and received stock options in 1998 for 200,000 shares for services being rendered to the Company. The agreement provides that Mr. Sabin provides consultation on strategic planning and analysis, identification and evaluation of development project opportunities and related financing, and counsel to the Company's staff.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. The Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") contains two separate equity incentive programs in which members of the Board may be eligible to participate:
(i) a Discretionary Option Grant Program, under which eligible non-employee members of the Board, along with officers, key employees and consultants, may be granted options to purchase shares of Common Stock, and (ii) a Director Fee Program, under which each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer fee (currently $30,000) to the acquisition of unvested shares of Common Stock.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements.

    PLAN ADMINISTRATION. The Discretionary Option Grant Program is administered by the Compensation Committee of the Board, which is comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee, as "Plan Administrator," has complete discretion (subject to the express provisions of the 1993 Plan) to authorize stock option grants. All grants under the Director Fee Program are made in strict compliance with the express provisions of the program, and no administrative discretion is exercised by the Plan Administrator with respect to the grants or stock issuances made under that program.

    DISCRETIONARY OPTION GRANT PROGRAM. The principal features of the Discretionary Option Grant Program may be summarized as follows:

    The exercise price per share of the Common Stock subject to a stock option will not be less than 100% of the fair market value per share of that security on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator has complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the Company's repurchase rights, or (iii) which become exercisable in installments for vested shares over the optionee's period of service. Non-employee members of the Board who serve as Plan Administrator are not eligible to participate in the Discretionary Option Grant Program.

    The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. For purposes of the 1993 Plan, an individual will be deemed to continue in service for so long as that person performs services on a periodic basis for the Company or any parent or subsidiary corporations, whether as an employee, a non-employee member of the Board or an independent consultant or advisor.

    The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Any unvested shares of Common Stock are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator has complete discretion in establishing the vesting schedule for any such unvested shares and has full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

    The Plan Administrator may grant options with stock appreciation rights. Stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    DIRECTOR FEE PROGRAM. Under the Director Fee Program, each individual serving as a non-employee Board member is eligible to elect to apply all or any portion of the annual retainer fee otherwise payable in cash to such individual (currently $30,000) to the acquisition of unvested shares of Common Stock. The non-employee Board member must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the retainer fee subject to such election will be applied to the acquisition of the selected shares of Common Stock by dividing the elected dollar amount by the closing selling price per share of Common Stock on that trading day. The issued shares will be held in escrow by the Company until the individual vests in those shares. The non-employee Board member will have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

    Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member will vest in one-fourth of the issued shares, and the stock certificate for those shares will be released from escrow. Immediate vesting in all the issued shares will occur in the event the individual dies or becomes disabled during his or her period of Board service or certain changes in control or ownership of the Company are effected during such period. Should the Board member cease service prior to vesting in one or more quarterly installments of the issued shares, then those installments will be forfeited, and the individual will not be entitled to any cash payment from the Company with respect to the forfeited shares.

    In 1998 no shares were received in lieu of the cash retainer fee.

    FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of service.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company's other executive officers whose salary and bonus during 1998 exceeded $100,000 (the "Named Executives") for services in all capacities to the Company.

                                                                                              LONG-TERM COMPENSATION AWARDS
                                                                                        ------------------------------------------
                                                            ANNUAL                      RESTRICTED
                                                         COMPENSATION       OTHER          STOCK          1993            ALL
                                                       ----------------     ANNUAL         AWARD          PLAN           OTHER
                                                       SALARY    BONUS   COMPENSATION      (# OF         OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                            ($)(1)     ($)        ($)          SHARES)     (# OF SHARES)       ($)
-----------------------------------------------        -------  -------  ------------   -----------   -------------   ------------
Raymond J. Pacini..............................  1998  $279,068   --        --          100,000(2)        --          1,0$58,446(2)
President and Chief                              1997  268,000  $250,000(3)    --         --             189,996         --
  Executive Officer                              1996  268,000  100,000(4)    --          --              --             76,725(5)

Donald M. Koll (6).............................  1998  $111,533   --        --            --            (316,660)        --
Former Chairman of the                           1997  334,600  $275,000(3)    --         --             316,660         --
  Board and Former                               1996  330,200  275,000(4)    --          --              --             --
  Chief Executive Officer

Richard Ortwein (6)............................  1998  $119,867   --       $99,775(7)     --            (189,996)        --
Former President                                 1997  359,600  $100,000(3)   177,700(7)   --            189,996         --
                                                 1996  359,600  250,000(4)    13,841(7)   --              --             --

Sandra G. Sciutto..............................  1998  $148,267 $26,000     --            --              50,000         --
Senior Vice President                            1997  124,100   20,640(3)    --          --              --             --
  and Chief Financial                            1996  105,329   60,000(4)    --          --              --             --
  Officer

------------------------

(1) Includes auto allowance and amounts electively deferred by each Named Executive under the Company's 401(k) Savings and Profit Sharing Plan.

(2) In May 1998 Mr. Pacini was granted a restricted stock award of 100,000 shares valued at $1,137,500 at the date of grant. In conjunction with the grant, Mr. Pacini also received a tax equalization payment in the gross amount of $1,058,446.

(3) Bonuses for 1997 were paid in connection with completion of the Recapitalization in September 1997.

(4) Bonuses for 1996 were paid following the closing of the Bolsa Chica wetlands sale in February 1997.

(5) Reflects a one-time payment representing Mr. Pacini's pro-rata share of assets distributed from a trust in connection with termination of the Company's Executive Retirement and Savings Program as discussed below.

(6) Mr. Koll and Mr. Ortwein resigned from their respective positions effective April 30, 1998 in conjunction with the Company's sale of its commercial development business. In connection with their resignations, Messrs. Koll and Ortwein surrendered their options for 316,660 and 189,996 shares, respectively, which were granted to them in 1997 under the 1993 Plan.

(7) Mr. Ortwein received partnership distributions from various partnerships with a former subsidiary of the Company relating to certain development projects which entitled him to profit participation after the Company's former subsidiary was reimbursed for all costs and expenses incurred prior to profit realization.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE. The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1998 fiscal year, and stock options held as of December 31, 1998.

                                                                          NUMBER OF       VALUE OF
                                                                         SECURITIES      UNEXERCISED
                                                                         UNDERLYING     IN-THE-MONEY
                                                              VALUE      UNEXERCISED    OPTIONS/SARS
                                           SHARES ACQUIRED   REALIZED   OPTIONS/SARS         AT
NAME                                       ON EXERCISE(#)     ($)(1)    AT FY-END(2)    FY-END($)(2)
-----------------------------------------  ---------------   --------   -------------   -------------
Raymond J. Pacini........................     --              --           189,996          --
Sandra G. Sciutto........................     --              --            50,000          --

------------------------

(1) Market value of underlying securities on exercise date, minus the exercise price.

(2) Based upon market value of $7.125 for the Common Stock as of December 31, 1998 less the aggregate exercise price payable for such shares. On December 31, 1998, 75,998 options granted to Mr. Pacini were exercisable, and no options granted to Ms. Sciutto were exercisable. Such individuals held no stock appreciation rights at the end of such fiscal year.

EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

    The Company maintains a tax-qualified defined benefit pension plan, which was available generally to all employees prior to September 30, 1993 who had completed one year of continuous employment (the "Pension Plan"). As of December 31, 1993, all benefits under the Pension Plan were frozen, and no further compensation or years of service will be taken into account for additional benefit accrual purposes, under the Pension Plan. In addition, the Company maintained the Retirement and Savings Program, terminated in 1996, which was a non-qualified supplemental benefit plan pursuant to which retirement benefits were provided to executive officers and other eligible key management employees who were designated by the Compensation Committee, which determined the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan the "Retirement Program"). The Supplemental Plan was terminated effective November 15, 1996 through the distribution of assets held in trust to the beneficiaries of the Supplemental Plan in exchange for the beneficiaries release of all claims to any future benefits under the Supplemental Plan.

    The following table shows as of the date the Pension Plan was frozen the total estimated annual benefits payable under the Retirement Program in the form of a 50% joint and survivor annuity to hypothetical participants upon retirement at normal retirement age, in the compensation and years-of-service categories indicated in the table.

ANNUALIZED
  AVERAGE     10 YEARS     20 YEARS    30 YEARS    40 YEARS
 EARNINGS    OF SERVICE   OF SERVICE  OF SERVICE  OF SERVICE
-----------  -----------  ----------  ----------  ----------
 $ 100,000    $  15,000   $   30,000  $   45,000  $   60,000
   200,000       30,000       60,000      90,000     120,000
   400,000       60,000      120,000     180,000     240,000

    The years of service recognized under the Retirement Program generally included all service with the Company and its subsidiaries and their predecessors. The only credited years of service to the Named Executives as of the date the Pension Plan was frozen were seven years to Mr. Pacini. Compensation recognized under the Retirement Program generally included a participant's base salary (including any portion deferred) and annual bonus compensation.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 1998 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE COMPARISON GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE

    The overall objectives of the Company's compensation program are to retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

    The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of restricted stock grants, stock options, and annual incentive compensation. An executive officer's annual base salary represents the fixed component of their total compensation; however, variable compensation is intended to comprise a substantial portion of an executive's total compensation. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, insurance and other benefits, as well as the programs described below.

    BASE SALARIES. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors.

    Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

    CEO COMPENSATION. The base salary established for the Company's current and former Chief Executive Officer, Messers. Pacini and Koll, respectively, reflects the Committee's policy to maintain a relative level of stability and certainty with respect to the CEO's base salary from year to year. In setting the former CEO's base salary, the Committee sought to accomplish three objectives: provide a level of base salary competitive to that paid to other chief executive officers in the industry (recognizing that Mr. Koll was an executive officer of affiliate companies and accordingly devoted less than all of his working time to the Company's business matters), maintain internal comparability and have his base salary play a less central role in his overall compensation package by reason of the option grants made to him in lieu of a more substantial increase in his level of base salary. Mr. Koll's base salary was below the average of the surveyed compensation data for similarly situated chief executive officers in the industry.

    In setting the current CEO's base salary, the Committee sought to closely align Mr. Pacini's compensation with the interests of stockholders in maximizing the value of the Company. Therefore, Mr. Pacini's compensation package was structured to have his base salary compensation play a less central role by reason of a grant of 100,000 shares of restricted stock made to Mr. Pacini in lieu of a more substantial increase in his level of base salary. The restricted stock grant is also intended to provide the bonus component of Mr. Pacini's total compensation. The CEO's current base salary is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry.

    ANNUAL INCENTIVE COMPENSATION AWARDS. The Compensation Committee does not currently plan to grant annual incentive compensation awards to the CEO given the objective of tying the CEO's variable compensation to the Company's stock performance through the grant of restricted stock described above. The variable compensation payable annually to the CFO is intended to consist principally of annual incentive compensation awards, based on various individual performance objectives established by the CEO and the Compensation Committee in June 1998.

    OTHER INCENTIVE COMPENSATION. Participation of executives in equity-based compensation programs was also reviewed in the second quarter of 1998, and awards under such programs, primarily in the form of stock option grants under the Company's 1993 Stock Option/Stock Issuance Plan, are made periodically to the executives. Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive's tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executives in an attempt to target a fixed number of option shares based upon the individual's position with the Company and their existing holdings of options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. In June 1998, the Compensation Committee approved the grant of options for 50,000 shares at the then market price of $9.25 per share to Ms. Sciutto. Each grant allows the executive to acquire shares of the Company's stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The options vest in periodic installments over a two to three-year period, generally contingent upon the executive officer's continued employment with the Company, provided, that if the executive is terminated without cause, such options shall immediately become 100% vested. Accordingly, the option will generally provide a return to the executive only if they remain in the Company's employ and the market price of the Common Stock appreciates over the option term.

    TAX LIMITATION. Because the Compensation Committee decided to reimburse Mr. Pacini for federal and state income taxes due in connection with the restricted stock grant discussed above, the total cash compensation paid to the current CEO in fiscal 1998 exceeded the $1,000,000 limit on tax deductibility of such compensation imposed under federal tax legislation enacted in 1993. However, the Compensation Committee concluded that such tax deductibility was not material to the Company given the availability of the Company's approximately $200 million tax loss carryforwards existing at the date of the grant. The Company does not expect to exceed the $1,000,000 limit in 1999. Any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Plan will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation.

    The Compensation Committee
  of the Board of Directors:
    Phillip R. Burnaman, Chairman
    David J. Matlin

STOCK PRICE PERFORMANCE COMPARISON

    The following graph illustrates the return during the past five years that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1993 in each of (i) the Company's Common Stock, (ii) a peer group index ("Real Estate Index"), which consists of nine real estate development and homebuilding companies, and (iii) the Media General Composite Market Value Index ("Media General Index").

    The Company's peer group index includes the following companies: Capital Pacific Holdings, Inc., Castle & Cook Inc., Catellus Development Corporation, Fortess Group, Inc., Newhall Land and Farming, Presley Companies, St. Joe Company, Standard Pacific Corporation, and Tejon Ranch Company.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS     THE COMPANY    REAL ESTATE INDEX  MEDIA GENERAL INDEX
1993                $100.00            $100.00               $100.00
1994                $107.07             $89.21                $99.17
1995                 $71.42             $95.50               $128.58
1996                 $28.57            $115.05               $155.28
1997                 $28.29            $178.20               $201.64
1998                 $16.29            $142.18               $246.49

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPTION FOR STOCK REPURCHASE

    The Company entered into an option agreement, dated as of April 8, 1999, with Wheelabrator Technologies Inc., an approximately 11% stockholder of the Company, to repurchase all of Wheelabrator's approximately 1.23 million shares of the Company's common stock at an exercise price of $5.75 per share, or approximately $7.1 million, in an unsolicited private transaction. Under the terms of the option agreement, either party has the right to cause the purchase and sale of the shares to occur at any time during the exercise period between June 1 and June 30, 1999.

SALE OF COMMERCIAL DEVELOPMENT BUSINESS

    On April 30, 1998 the Company completed the sale of its commercial development business to Koll Development Company LLC ("KDC") and NorthStar Capital Investment Corp. for (1) $33.3 million in cash, which included approximately $3.3 million for 1998 activity, and (2) the assumption by KDC of all liabilities related to the business. KDC is a newly formed limited liability company, whose members include the Company's former Chairman and Chief Executive Officer, Donald M. Koll and its former President, Richard M. Ortwein, along with an affiliate of NorthStar Capital Investment Corp. Upon completion of the transaction, Messrs. Koll and Ortwein resigned from their positions with the Company and Raymond J. Pacini, the Company's Chief Financial Officer since 1992, became the Company's new President and Chief Executive Officer. The Company realized an after-tax gain of approximately $6.1 million ($10.5 million pretax) from this transaction.

GENERAL CONTRACTOR AGREEMENTS

    In 1997 and 1998, the Company entered into general contractor agreements with Koll Construction in conjunction with four build-to-suit projects in California and one build-to-suit project in Kansas owned by the Company. The Company incurred fees to Koll Construction in consideration for these services and related reimbursements aggregating approximately $5.4 million for the four months ended April 30, 1998, after which Koll Construction was no longer a related party.

SUBLEASE AGREEMENT

    In September 1993, the Company entered into an annual Sublease Agreement with The Koll Company to sublease a portion of The Koll Company affiliate's office building located in Newport Beach, California. The lease was terminated September 5, 1998. Costs under this lease were approximately $140 thousand for the four months ended April 30, 1998, after which The Koll Company was no longer a related party.

DEVELOPMENT FEES

    For the four months ended April 30, 1998, the Company earned fees of approximately $1.7 million for real estate development and disposition services provided to partnerships in which The Koll Company and certain former directors and officers of the Company have an ownership interest.

                                 OTHER MATTERS

SUBMISSION OF PROPOSALS FOR 2000 ANNUAL MEETING

    Stockholders may submit proposals on matters appropriate for stockholder action at the Company's Annual Meetings, consistent with regulations adopted by the Securities and Exchange Commission and the By-Laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 2000 Annual Meeting must be received by the Company at its principal executive office no later than December 11, 1999. Proposals should be directed to the attention of the Secretary, California Coastal Communities, Inc., 6 Executive Circle, Suite 250, Irvine, California 92614.

COMPLIANCE WITH SECTION 16(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that there was compliance for the fiscal year ended December 31, 1998 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners.

ANNUAL REPORT

    The Company's 1998 Annual Report to Stockholders, together with this Proxy Statement, is being mailed to all stockholders of the Company of record on April 9, 1999, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                                 [LOGO]

                                          SANDRA G. SCIUTTO
                                          SENIOR VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER AND
                                          SECRETARY

                                                                      APPENDIX A

                                  AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      CALIFORNIA COASTAL COMMUNITIES, INC.

    California Coastal Communities, Inc., a Delaware corporation, (the "Corporation"), hereby certifies as follows:

    First: The Corporation hereby effects a reverse stock split by changing and reclassifying each 100 shares of Common Stock, par value $.05 per share, of the Corporation, which is issued and outstanding at 6:00 p.m. EDT on the effective date of this amendment, into one (1) share of such Common Stock, par value $.05 per share.

    Fractional shares held by record or beneficial stockholders who as a result of the reverse split hold less than one (1) share will be converted into the right to receive the fair value of such fractional interests as determined by the Board of Directors of the Corporation.

    Second: The amendment does not increase the authorized stock of the Corporation.

    Third: The foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation and reduction in the stated capital of the Corporation has been approved by the Board of Directors and approved by the stockholders of the Corporation.

    Fourth: The foregoing amendment will become effective at 6:00 p.m. EDT on June 18, 1999.

    IN WITNESS WHEREOF, the undersigned, being the duly authorized President and Chief Executive Officer of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to
Section 245 of the General Corporation Law, does make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 18th day of June 1999.

--------------------------------------------------------------------------------
                                          Raymond J. Pacini

                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                                  AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      CALIFORNIA COASTAL COMMUNITIES, INC.

    California Coastal Communities, Inc., a Delaware corporation, (the "Corporation"), hereby certifies as follows:

    First: The Corporation hereby effects a forward stock split by changing and reclassifying each (one) 1 share of Common Stock, par value $.05 per share, of the Corporation, which is issued and outstanding at 6:01 p.m. EDT on the effective date of this amendment, into one hundred (100) shares of such Common Stock, par value $.05 per share.

    Second: The amendment does not increase the authorized stock of the Corporation.

    Third: The foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation and increase in the stated capital of the Corporation has been approved by the Board of Directors and approved by the stockholders of the Corporation.

    Fourth: The foregoing amendment will become effective at 6:01 p.m. EDT on June 18, 1999.

    IN WITNESS WHEREOF, the undersigned, being the duly authorized President and Chief Executive Officer of the Corporation, for the purpose of amending the Amended and Restated Certificate of Incorporation of the Corporation pursuant to
Section 245 of the General Corporation Law, does make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 18th day of June 1999.

--------------------------------------------------------------------------------
                                          Raymond J. Pacini

                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                              STOCK SPLIT PROPOSAL
                        BACKGROUND QUESTIONS AND ANSWERS

SUMMARY:

The Company is proposing that stockholders approve a reverse 1-for-100 stock split of the Company's Common Stock, to be immediately followed by a forward 100-for-1 stock split.

Q: Why is the Company proposing the stock splits?

A: To reduce the number of small odd-lot positions, providing significant corporate savings and cost benefits to record and beneficial holders owning more than 100 shares. As of the record date for the 1999 Annual Meeting, April 9, 1999, the Company had approximately 12,600 stockholders holding Common Stock in a record or beneficial account. Of these 12,600 holders, approximately 11,200 held fewer than 100 shares. This proposed transaction will result in estimated savings for the Company of approximately $130,000 per year.

Q: What is the benefit to odd-lot holders?

A: Provides a way for record holders to "cash-out" of their small odd-lot positions without transaction costs, such as brokerage commissions or fees. Because of the inconvenience and high brokerage commissions charged to sell odd-lots (i.e. less than 100 shares), many stockholders have expressed a desire for a low-cost way to receive cash for these holdings. In response, the Company is proposing this transaction, which provides a cost-effective opportunity for stockholders owning fewer than 100 shares to receive cash for their holdings.

Q: How will I be treated if I own fewer than 100 shares in a record or beneficial account, including in street name with my broker?

A: If the transaction is completed, you will be entitled to receive a cash payment (without interest) based upon the trading value of your cashed-out shares.

Q: Will my shareholder account be affected if I own 100 or more shares?

A: The number of shares will not be affected. If you physically hold the stock certificate(s) representing your shares, you will be requested to exchange your certificate(s) with a properly executed letter of transmittal in order to receive a certificate with the new CUSIP number. If you own 100 or more shares in a beneficial account through a nominee such as a broker or bank, a letter of transmittal will be sent to your nominee for completion.

Q: When will the Transaction occur?

A: If the Company's stockholders approve the proposal and the Transaction is completed, the reverse and forward splits would take place after the close of the market on Friday, June 18, 1999.

STRUCTURE OF THE TRANSACTION:

Q: How does the reverse 1-for-100 stock split portion of the Transaction work?

A: If the Company's stockholders approve the proposal and the Transaction is completed, after the close of the market on Friday, June 18, 1999, all shares held by stockholders will be subject to a reverse 1-for-100 stock split. Any stockholder who holds fewer than 100 shares of the Company stock in a record or beneficial account at 6:00 p.m. EDT on June 18, 1999, will be entitled to receive a cash payment instead of a fractional share, as permitted under Delaware law (where the Company is incorporated). As soon as practicable after the Annual Meeting, the Company's Board will elect either to arrange for the sale of all of the cashed-out stockholders' fractional shares on the open market or to pay cash for such shares after the transaction and will announce its decision publicly in a press release.

Q: How does the forward 100-for-1 stock split portion of the transaction work?

A: If the transaction is completed, one minute after the reverse split, at 6:01 p.m. EDT on June 18, 1999, all shares held by stockholders who have not been cashed out will be subject to a 100-for-1 forward stock split. This will return those stockholders who are not cashed out in the reverse split to their original share position.

INSTRUCTIONS FOR CASHED-OUT STOCKHOLDERS:

Q: What do I do with my stock certificate(s)?

A: If your record account balance is fewer than 100 shares, you will be required to return your stock certificate to the Company's exchange agent which will be named in the letter of transmittal, in order to receive the cash payment. If the transaction is approved and completed, you will be sent instructions as to where and when to send your stock certificate(s). DO NOT SEND YOUR CERTIFICATE(S) IN AT THIS TIME.

Q: What if I am a record or beneficial holder with fewer than 100 shares in my account and do not want to be cashed out?

A: Stockholders in this situation, can either:

    (1) Purchase additional shares on the open market to reach or exceed 100 shares prior to June 18, 1999 (Please note that shares CANNOT be directly purchased through the Company or its transfer agent, ChaseMellon Shareholder Services, L.L.C.); or

    (2) Transfer, consolidate or combine two or more accounts to reach or exceed 100 shares prior to June 18, 1999.

        STOCKHOLDERS WHO CHOOSE EITHER OF THESE OPTIONS NEED TO ALLOW SUFFICIENT TIME FOR THEIR ACTIONS TO BE COMPLETED BEFORE JUNE 18, 1999. PLEASE KEEP IN MIND, WHEN PURCHASING ADDITIONAL SHARES, THERE IS A THREE BUSINESS DAY SETTLEMENT PERIOD.

INSTRUCTIONS FOR STOCKHOLDERS RETAINING THEIR SHARES:

Q: What do I do with my stock certificate(s)?

A: If you physically hold the stock certificate(s) representing 100 or more shares, you will be sent a letter of transmittal requesting your stock certificates be surrendered. Your current stock certificate contains the CUSIP number, 129915104 or 500434303, and if the transaction is completed, the Company will be issued a new CUSIP number. You will receive a request to surrender your stock certificate(s) with a properly executed letter of transmittal to the Company's exchange agent, in order to receive a new certificate with the correct CUSIP number. If you own 100 or more shares in a beneficial account through a nominee such as a broker or bank, a letter of transmittal will be sent to your nominee for completion.

VALUATION OF CASHED-OUT SHARES:

Q: How will the value of each cashed-out share be determined?

A: The value of the cashed-out shares will be determined in one of two ways, depending upon the decision of the Company's Board of Directors at a meeting following stockholder approval of the transaction. The shares will either be repurchased by the Company or sold on the open market. THERE IS NO WAY TO KNOW WHAT THE VALUE OF THE CASHED-OUT SHARES WILL BE AT THIS TIME.

Q: If the Board of Directors decides to repurchase the cashed-out shares, how will their value be determined?

A: In this situation, the value of the cashed-out shares will be based upon the average trading price of the Company's Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding and including June 18, 1999, without interest.

Q: If the Board of Directors decides to sell the cashed-out shares on the open market, how will their value be determined?

A: In this situation, the Board will arrange for the sale of the cashed-out shares on the open market, as soon as practicable after June 18, 1999. The Company expects that its exchange agent will sell the shares at the prevailing prices on the open market. Due to the number of shares that will need to be sold in relation to the historical liquidity of the Company's Common Stock over the last 90 days, the Company believes that this process may take at least 40 business days. Following the sale of all of the cashed-out shares, the exchange agent will make a cash distribution (without interest) to the cashed-out stockholders upon their surrender of the stock certificates and properly executed letter of transmittal. The cash payment each stockholder receives will be based on the average of the prices of all the cashed-out shares that the exchange agent sells on behalf of the Company.

Q: When will I receive a check for my cashed-out shares?

A: If the Board decides to repurchase the shares, then checks will be available within approximately 2 weeks after June 18, 1999. If the Board decides to sell the shares on the open market, checks will be available after all the cashed-out shares have been sold on the open market. It is estimated that this exercise could take at least 40 business days to complete the sale and then another 2 weeks to process and mail the checks. No check will be mailed to you until you surrender your stock certificate(s) to the exchange agent, with a properly executed letter of transmittal. You will receive instructions about how to surrender your shares at a later time. DO NOT SEND ANY CERTIFICATES AT THIS TIME.

Note: Only stockholders with a record or beneficial account balance of fewer than 100 shares as of June 18, 1999, who surrender their stock certificate with a properly executed letter of transmittal will be receiving a check from the Company in this transaction.

OTHER QUESTIONS:

Q: Is this a taxable event?

A: Yes, the cash you receive for the value of a fractional share is a taxable transaction. A 1099-B tax form will be provided in January 2000 to all stockholders entitled to receive cash for fractional shares. Please consult your tax advisor for further assistance in preparing your tax return.

Q: Who should I contact if I have additional questions?

A: A detailed description of this transaction has been outlined for stockholders on pages six to 14 of the Company's 1999 Proxy Statement. If, after reading this section you have additional questions, please contact the Company's information agent, Shareholder Services, at 1-800-443-6474.

                                                  Please mark
                                                  your votes as  /X/
                                                  indicated in
                                                  this example

A vote FOR Proposals 1, 2 and 3 is recommended by the Board of Directors

1. Election of Directors with terms expiring at the Annual Meeting in 2000.

            FOR                        WITHHOLD
            each                       AUTHORITY
           nominee                  to vote for each
           listed                    nominee listed
            /  /                         /  /

NOMINEES:  Phillip R. Burnaman II, David J. Matlin, Raymond J. Pacini,
           Thomas W. Sabin, and J. Thomas Talbot

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

    ____________________________________________


2. To consider and vote upon two (2) amendments to the Company's Amended and Restated Certificate of Incorporation to effect a 1:100 reverse stock split which will cash out approximately 11,200 odd-lot stockholders who each hold either beneficially or of record less than 100 shares, immediately followed by a 100:1 forward stock split.

         FOR     AGAINST    ABSTAIN
         / /      / /         / /

3.  Ratify the appointment of Deloitte & Touche
    LLP as independent auditors for the fiscal year ending December 31, 1999.

         FOR     AGAINST    ABSTAIN
         / /      / /         / /

4.  To transact such other business as may
    properly come before the meeting or any
    adjournment or postponement thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted for proposals 1, 2 and 3 above and will be voted as recommended by the Proxy holders listed on the reverse side hereof as to any other matters which may properly come before the meeting.

Signatures of Stockholder(s)--please sign name below exactly as imprinted (do not print). Please indicate any change of address.

NOTE: Executor's, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY.

SIGNATURE(S)_____________________________________

SIGNATURE(S)_____________________________________

DATE_________________________, 1999

                       CALIFORNIA COASTAL COMMUNITIES, INC.

                          ANNUAL MEETING MAY 18, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Raymond J.Pacini and Lisa Karhu, each with the power of substitution, are hereby authorized to vote all shares of Common Stock of California Coastal Communities, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of California Coastal Communities, Inc. to be held on Tuesday, May 18, 1999 and at any adjournments, as specified on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE
            REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.)